Preliminary geological study confirms that Corumel Minerals Corp.’s mining operations in Central African Republic
“show all signs of deposits well worth mining”

NEW YORK, May 30, 2006 — Corumel Minerals Corp. (OTC BB: CORU) announced today that an independent geological study has validated the presence of “deposits well worth mining” in three regions of the Central African Republic in which Corumel holds exclusive mineral-exploration licenses. The preliminary report—”Bossoui Base Lobaye-Gold: Diamond and Gold in the Republic of Central Africa (Lobaye District)”—is co-authored by Prof. Dr. Tony Van Autenboer and Chris Cammaer of Studiecentrum Limburg voor Milieu, Geologie en Veiligheid, Belgium.

The report highlights five key criteria related to Corumel’s opportunity: (1) well-sorted and heavily weathered gravel deposits in the three regions are evidence of mineralized rocks; (2) the irregular profile of the bottom of these gravel deposits suggests the accumulation of heavy minerals; (3) the minerals within these gravel deposits are indicators of the presence of diamonds and gold; (4) mining at greater depth, underneath the gravel deposits, suggests “worthwhile mining;” (5) one year of study done by the company with, for example, sampling of seven tons of gravel shows an average diamond concentration of 0.24 carat/ton (alluvial deposit), 0.46 carat/ton (basement rock), and 3 to 4.5 grams/ton of gold. Corumel’s mining operations will begin at the location near the city of Bossoui and along the river Giulingala, covering an area of more than 1,368 square miles.

“Industrial mining for minerals in the Central African Republic is not new,” said Prof. Dr. Tony Van Autenboer. “However, the last mine closed down a long time ago due to an unstable regime. Nowadays, conditions in this country are different: the Republic shows to be stable, the people have confidence in their leaders, and the monetary system is strong. Given that our geological study shows all the signs of deposits that are well worth mining, the economic perspective is good.”

“Although the results are preliminary, we are nonetheless quite pleased by this independent report,” added Chris Roth, President and CEO of Corumel Minerals Corp., “and we intend to commence full-scale industrial mining operations very soon.”

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained herein contains “forward-looking statements” that can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “should,” “up to,” “approximately,” “likely,” or “anticipates” or the negative thereof or given that the future results covered by such forward-looking statements will be achieved. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Corumel Minerals Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Please refer to Corumel’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Corumel’s forward-looking statements. Corumel undertakes no obligation to revise these statements following the date of this press release.

Contacts
Investors: Mike McIntyre, Consolidated Concepts Inc., +1-718-701-4314
Media: Ronald Trahan, APR, Ronald Trahan Associates Inc., +1-508-359-4005,x108